Force Protection, Inc.
9801 Highway 78, #3
Ladson, SC 29456
(843) 740-7015
www.ForceprotectionInc.com

February 4, 2005

Ted McQuinn
24019 Hamptonshire Lane
Katy, Texas 77494

Dear Ted,

FORCE PROTECTION INC. is very pleased to offer you the position of PRESIDENT of FORCE PROTECTION INDUSTRIES, INC. with a direct report to Gordon McGilton, the Chief Quality Officer of FORCE PROTECTION INC.

The compensation package is as follows:

•	A base salary of $180,000 per year.

•	$100,000 stock grants for three (3) years at the lowest current price as set by the investor formula in the recent financing led by Palisades Master Fund.

•	A Gain-Sharing Program to be designed by Gordon McGilton, Scott Ervin (CEO of Force Protection, Inc.) and yourself within sixty (60) days of your start date. The Gain-Sharing Program will include cash and/or stock compensation to be distributed throughout the company.

•	Sixty (60) days after the start of your employment, you will be issued a $20,000 stock grant at the current investor price.

•	A $30,000 allowance to be used as necessary and at your discretion for moving, interim housing or other needs during your transition.

•	You may choose to participate in Force Protection’s 401(k) and contribute the maximum amount allowed by law.

•	You will be offered the standard Force Protection benefit package. This includes a Blue Cross PPO and a dental plan.

•	You will be granted three (3) weeks vacation that will be appropriately accrued.

If there is a change in control and there is no offer of employment under similar terms made by the controlling company, FP will provide twelve (12) months salary and add one year of acceleration to the share vesting program.

In the event that separation occurs during the first three years of employment, and for any reason other than "cause" or Change of Control, FP will provide six (6) months of salary and accelerate the stock grant by six (6) months.

All of the above conditions will be subject to the receipt of favorable references and drug test results. You agree to abide by the company’s standard employment conditions.

We are pleased that you have indicated your start date to be Monday, February 14, 2005. We look forward to a long and rewarding relationship. Please sign both copies of this letter. Keep one for your files and return one on your start date.

Yours truly,

/s/ R. Scott Ervin
R. Scott Ervin
CEO, Force Protection, Inc.

Accepted:

/s/ Ted McQuinn	/s/ R. Scott Ervin
Ted McQuinn	R. Scott Ervin
CEO, Force Protection, Inc.

2/4/05	February 4, 2005
Date	Date